Exhibit 10.2

Execution Copy

HSBC BANK PLC

and

WORLD CURRENCY GOLD TRUST

UNALLOCATED BULLION ACCOUNT AGREEMENT

THIS AGREEMENT is made as of October 27, 2016.

BETWEEN

(1)	HSBC BANK PLC, a company incorporated in England, whose principal place of business in England is at 8 Canada Square, London E14 5HQ (“we”or “us”); and

(2)	WORLD CURRENCY GOLD TRUST, a Delaware statutory trust organized in series, having its principal office and place of business at 685 Third Avenue, Suite 2702, New York, NY 10017 (the “Trust”).

INTRODUCTION

We have agreed to open and maintain an Unallocated Account for each series of the Trust listed on Schedule A hereto (each, a “Fund”and together the “Funds”) and to provide other services to the Funds in connection with the Unallocated Accounts. This Agreement sets out the terms under which we will provide those services to the Trust and the arrangements which will apply in connection with those services and each Fund’s Unallocated Account.

IT IS AGREED AS FOLLOWS

1.	INTERPRETATION

1.1	Definitions: In this Agreement:

“Account Balance” means, in relation to an Unallocated Account, if a positive balance, that amount of Precious Metal owed to a Fund by us and, if a negative balance, that amount of Precious Metal owed by a Fund to us, in each case as may be recorded from time to time on the Unallocated Account.

“Agreement” means this Unallocated Bullion Account Agreement, as the same may be amended from time to time.

“Allocated Account” means, in relation to Precious Metal, the account maintained by us in a Fund’s name pursuant to the Allocated Bullion Account Agreement.

“Allocated Bullion Account Agreement” means that certain Allocated Bullion Account Agreement between the Trust and us dated as of the date of this Agreement, as amended and/or restated from time to time.

“Availability Date” means the Business Day on which a Fund wishes us to credit to the Fund’s Unallocated Account either Bullion from its Allocated Account or Precious Metal from a Third Party Unallocated Account.

“Bullion” means the Precious Metal standing to a Fund’s credit in its Unallocated Account or held for a Fund in its Allocated Account, as the case may be.

“Business Day” means a day other than (i) a day on which the Fund’s listing exchange is closed for regular trading or (ii), if the transaction involves the receipt or delivery of gold or confirmation thereof in the United Kingdom or in some other jurisdiction, (a) a day on which banking institutions in the United Kingdom or in such other jurisdiction, as the case may be, are authorized by law to close or a day on which the London gold market is closed or (b) a day on which banking institutions in the United Kingdom or in such other jurisdiction, as the case may be, are authorized to be open for less than a full business day or the London gold market is open for trading for less than a full business day and transaction procedures required to be executed or completed before the close of the business day may not be so executed or completed.

“LBMA” means The London Bullion Market Association or its successors.

“LBMA Gold Price” means the London gold price per troy ounce of gold for delivery in London through a member of the LBMA authorized to effect such delivery, stated in U.S. Dollars, as calculated and administered by independent service provider(s) and published by the LBMA on its website at www.lbma.org.uk or by its successor that publicly displays prices.

“Participant” means a person who (i) is a registered broker-dealer or other securities market participant such as a bank or other financial institution which is not required to register as a broker-dealer to engage in securities transactions, (ii) is a participant in the Depository Trust Company, (iii) has entered into a Participant Agreement, and (iv) has established a Participant Unallocated Account with us.

“Participant Agreement” means an agreement entered into by each Participant with respect to a Fund which provides the procedures for the creation and redemption of Creation Units of the Fund and for the delivery of the Bullion and cash, if any, required for such creations and redemptions.

“Participant Unallocated Account” means the Precious Metal account a Participant is required by the Participant Agreement to have maintained by us for such Participant on an Unallocated Basis.

“Participant Unallocated Bullion Account Agreement” means that certain Participant Unallocated Bullion Account Agreement in effect from time to time between us and each Participant pursuant to which we maintain the Participant’s Participant Unallocated Account.

“Point of Delivery” means such date and time that the recipient or its agent acknowledges in written form its receipt of delivery of Precious Metal.

“Precious Metal” means gold that meets the requirements of “good delivery” under the Rules.

“Rules” means the rules, regulations, practices and customs of the LBMA (including the rules of the LBMA as to good delivery), the Financial Services Authority, the Bank of England and such other regulatory authority or body applicable to the activities contemplated by this Agreement.

“Sponsor” means WGC USA Asset Management Company, LLC.

“Third Party Unallocated Account” means a Precious Metal account maintained by us on an Unallocated Basis in the name of a person other than the Trust.

“Unallocated Account” means, in relation to Precious Metal, the account maintained by us in a Fund’s name recording the amount of Precious Metal held on an Unallocated Basis pursuant to this Agreement that, in the case of a positive balance, we have a contractual obligation to transfer to the Fund and that, in the case of a negative balance, if so permitted by us, the Fund has a contractual obligation to transfer to us.

“Unallocated Basis” means, with respect to a Precious Metal account maintained with us, that the person in whose name the account is held is entitled to delivery in accordance with the Rules of an amount of Precious Metal equal to the amount of Precious Metal standing to the credit of the person’s account but has no ownership interest in any Precious Metal that we own or hold.

“Withdrawal Date” means the Business Day on which a Fund wishes to debit Bullion from its Unallocated Account and credit such Bullion either to the Fund’s Allocated Account or to a Third Party Unallocated Account.

1.2	Headings: The headings in this Agreement do not affect its interpretation.

1.3	Singular and plural; other usages:

(a)	References to the singular include the plural and vice versa.

(b)	“A or B” means “A or B or both.”

(c)	“Including” means “including but not limited to.”

2.	UNALLOCATED ACCOUNT

2.1	Opening Unallocated Account: We shall open and maintain the Unallocated Account for each Fund in respect of Bullion, and we shall hold the Bullion in the Unallocated Account on an Unallocated Basis pursuant to this Agreement.

2.2	Transfers into and out of Unallocated Account: The Unallocated Account shall evidence and record the amount of Bullion standing to a Fund’s credit therein and increases and decreases to that amount.

2.3	Denomination of Unallocated Account: The Precious Metal recorded in the Unallocated Account shall be denominated in fine ounces of gold to three decimal places.

2.4

Reports: For each Business Day, by no later than the following Business Day, we will transmit to a Fund by authenticated SWIFT message(s) information showing the increases and decreases to the Bullion standing to a Fund’s credit in the Fund’s Unallocated Account, and identifying separately each transaction and the Business Day on which it occurred. On each Business Day that is a Withdrawal Date, we will send a Fund a notification as of 2:00 p.m. (London time) (i) as to each Participant, of the amount of Precious Metal transferred from the Participant’s Participant Unallocated Account to a Fund’s Unallocated Account, (ii) of the amount of Bullion transferred from a Fund’s Unallocated Account to a Fund’s Allocated Account and (iii) of the amount of any remaining Bullion in a Fund’s Unallocated Account, provided that, when New York is on daylight savings time and London is not on daylight savings time, we shall send the notification by 1:00 p.m. (London time). Notwithstanding anything else to the contrary and in the absence of manifest error, the information contained in such notification shall represent our official and conclusive records. In addition, we will provide a Fund such information about the increases and decreases to the Bullion standing to its credit in a Fund’s Unallocated Account on a same-day basis at such other times and in such other form as a Fund and we shall agree. In the case of any difference between the information provided by authenticated SWIFT message and the information we provide to a Fund pursuant to the immediately preceding sentence, the SWIFT message will be controlling, and we shall not be liable for a Fund’s or any third party’s reliance on the information we provide to the Fund by means other than SWIFT message. For each calendar month, we will provide each Fund within a reasonable time after the end of the month a statement of account for the Fund’s Unallocated Account.

2.5	Reversal of entries: In order to maintain the accuracy of our books and records, but without limiting our responsibilities or liability under this Agreement, we shall reverse or amend any entries to a Fund’s Unallocated Account to correct errors that we discover or of which we are notified with, if we deem it necessary, effect back-valued to the date upon which the correct entry (or no entry) should have been made. Without limiting the foregoing, if Bullion delivered to a Fund’s Allocated Account upon withdrawal from a Fund’s Unallocated Account is determined to be of a fineness or weight different from the fineness or weight we have reported to the Fund, (i) we shall debit the Fund’s Allocated Account and credit the Fund’s Unallocated Account with the requisite amount of Bullion if the determination reduces the total fine ounces of Bullion that should have been credited to the Fund’s Allocated Account, and (ii) we shall credit the Fund’s Allocated Account and debit the Fund’s Unallocated Account with the requisite amount of Bullion if the determination increases the total fine ounces of Bullion that should have been credited to the Fund’s Allocated Account.

2.6

Access: Upon reasonable prior written notice, we will, during our normal business hours, allow a Fund’s or the Sponsor’s representatives, not more than twice during any calendar year, and a Fund’s independent public accountants, in connection with their audit of the financial statements of a Fund, to visit our premises and examine such records maintained by us in relation to the Fund’s Unallocated Account as they may reasonably require. Any such visit shall be conducted over such number of Business Days as may be reasonably necessary to complete the examination which is the purpose of such visit. The applicable Fund shall bear all costs relating to such visits and exams, including any out of pocket or other costs we may incur in connection therewith. Our providing of any such visits or exams is conditioned on the relevant parties complying with all our security rules and procedures and undertaking to keep confidential all information they obtain in accordance with a form of confidentiality agreement we will provide. Any visits by a Fund’s or the Sponsor’s representatives pursuant to clause 2.6 of the Allocated Bullion Account Agreement shall be deemed to be a visit for purposes of this clause 2.6. To the extent that our activities under this Agreement are relevant to the preparation of the filings required of the Trust under the securities laws of the United States, we will, to the extent permitted by applicable law, the Rules or applicable regulatory authority, cooperate with the Trust and the Sponsor and the Trust’s and the Sponsor’s representatives to provide such information concerning our activities as may be necessary for such filings to be completed.

3.	TRANSFERS INTO THE UNALLOCATED ACCOUNT

3.1	Procedure: We will credit to a Fund’s Unallocated Account only the amount of Bullion we receive from the Fund’s Allocated Account or the amount of Precious Metal we receive from a Third Party Unallocated Account for credit to the Fund’s Unallocated Account. Unless we otherwise agree in writing, the only Precious Metal we will accept in physical form for credit to a Fund’s Unallocated Account is Bullion the Fund has transferred from the Fund’s Allocated Account. By 9:00 a.m. (London time) on the day that is two Business Days prior to the Availability Date, a Fund will notify us regarding each amount of Bullion or Precious Metal that the Fund is expecting to be credited to the Fund’s Unallocated Account from a Participant Unallocated Account, and the identity of the Participant Unallocated Account from which such credit will be made. If, on any Business Day, a Participant’s instruction to us to transfer Bullion to the Fund’s Unallocated Account is revoked pursuant to the provisions of the Participant’s Participant Unallocated Bullion Account Agreement, we shall send the Fund a notification by email identifying such Participant by the close of business in London on that day. We shall use commercially reasonable efforts to send a Fund such notification by 5:00 p.m. (London time). When by reference to a Fund’s notifications and instructions to us we reasonably believe an amount of Bullion has been credited to the Fund’s Unallocated Account in error, we will notify the Fund promptly and, pending our joint resolution of the error, will treat such amount as not being subject to the standing instruction in clause 4.5 below.

3.2	Right to Amend Procedure: We may amend our procedures in relation to the transfer of Bullion into a Fund’s Unallocated Account or impose additional procedures in relation to the transfer of Bullion into the Fund’s Unallocated Account upon the prior written consent of each Fund and the Sponsor, provided that we may make any such amendment or imposition without such consent where such amendment or imposition is required by a change in the Rules or applicable law. We will notify each Fund within a commercially reasonable time before we amend our procedures or impose additional ones in relation to the transfer of Bullion into a Fund’s Unallocated Account, and in doing so we will consider a Fund’s needs to communicate any such change to Participants and others.

4.	TRANSFERS FROM THE UNALLOCATED ACCOUNT

4.1	Procedure: We will transfer Bullion from a Fund’s Unallocated Account to such persons and at such times and on such terms as specified in a Fund’s instructions to us and not otherwise. A transfer of Bullion from a Fund’s Unallocated Account may only be made by:

(a)	transfer of Bullion to a Third Party Unallocated Account; or

(b)	transfer of Bullion to the Fund’s Allocated Account, including pursuant to the standing instruction provided in clause 4.5; or

(c)	subject to clause 4.4, by either (i) making the Bullion available for collection at our vault premises, or as we may direct or (ii), if separately agreed, delivering the Bullion to such location as we agree at the Fund’s expense and risk.

Any Bullion to be made available in physical form pursuant to clause 4.1(b) or (c) will be in a form which complies with the Rules or in such other form as may be agreed between the applicable Fund and us, and in all cases will comprise one or more whole bars selected by us (or other form as agreed), the combined fine weight of which will not exceed the number of fine ounces of Bullion the Fund has instructed us to debit. Any withdrawal of the aggregate balance of the Bullion standing to a Fund’s credit in the Fund’s Allocated Account and Unallocated Account will be effected only after we have caused the repayment to us of any overdraft balance then outstanding pursuant to the provisions of clause 4.8.

4.2	Instruction requirements: A Fund may at any time instruct us to transfer Bullion standing to the credit of the Fund’s Unallocated Account. Any instruction relating to a transfer of Bullion other than pursuant to a standing instruction must:

(a)	if it relates to a transfer pursuant to clause 4.1 (a), be received by us no later than 3:00 p.m. (London time) on the Withdrawal Date or 3:30 p.m. (London time) on a Withdrawal Date occurring when London is and New York is not on daylight savings time unless otherwise agreed and specify the details of the Third Party Unallocated Account(s) to which the Bullion is to be transferred;

(b)	if it relates to a transfer pursuant to clause 4.1(b), be received by us no later than 9:00 a.m. (London time) on the day that is two Business Days prior to the Withdrawal Date unless otherwise agreed and specify the details of the Fund’s Allocated Account to which the Bullion is to be transferred;

(c)	if it relates to a withdrawal pursuant to clause 4.1(c), be received by us no later than 9:00 a.m. (London time) on the day that is two Business Days prior to the Withdrawal Date unless otherwise agreed and specify the name of the person or carrier that will collect the Bullion from us or the identity of the person to whom delivery is to be made, as the case may be; and

(d)	in all cases, specify the number of fine ounces of Bullion to be debited to the Unallocated Account, the Withdrawal Date and any other information which we may from time to time require.

4.3

Power to amend procedure and notice of amendments to agreements: We may amend our procedures for the transfer of Bullion from a Fund’s Unallocated Account or impose additional procedures therefor upon the prior written consent of each Fund and the Sponsor, provided that we may make any such amendment or imposition without such consent where such amendment or imposition is required by a change in the Rules or applicable law. We will notify each Fund within a commercially reasonable time before we amend our procedures or impose additional ones in relation to the transfer of Bullion from a Fund’s Unallocated Account, and in doing so we will consider the Fund’s needs to communicate any such change to Participants and others. We also will provide each Fund a copy of any proposed amendment to the form of the Participant Unallocated Bullion Account Agreement no later than 15 Business Days before the amendment’s scheduled effectiveness.

4.4	Physical withdrawals of Bullion: Subject to clause 5.4, upon the Fund’s instruction, we will debit Bullion from the Fund’s Unallocated Account and make the Bullion available for collection by the Fund or, if separately agreed, for delivery by us at the Fund’s expense and risk. Each Fund expects to withdraw Bullion physically from the Fund’s Unallocated Account (rather than by crediting it to a Third Party Unallocated Account or by transferring it to the Fund’s Allocated Account) only in exceptional circumstances, as for example when we are unable to transfer Precious Metal on an Unallocated Basis. In the case of all physical withdrawals of Bullion from a Fund’s Unallocated Account, unless we agree to undertake delivery, the Fund must collect, or arrange for the collection of, the Bullion being withdrawn from us, the Sub-Custodian (as defined in the Allocated Bullion Account Agreement) or other party having physical possession thereof. We will advise the Fund of the location from which the Bullion may be collected no later than one Business Day prior to the Withdrawal Date. When we have agreed separately to deliver Bullion in connection with a physical withdrawal, we shall make transportation and insurance arrangements on the Fund’s behalf in accordance with our usual practice unless we have agreed in writing to other arrangements, with which we shall use commercially reasonable efforts to comply. Anything in this Agreement to the contrary notwithstanding, and without limiting a Fund’s right to withdraw Bullion physically, we shall not be obliged to effect any requested delivery if, in our commercially reasonable opinion, this would cause us or our agents to be in breach of the Rules or other applicable law, court order or regulation, the costs incurred would be excessive or delivery is impracticable for any reason. When pursuant to a Fund’s instruction Bullion is physically withdrawn from the Fund’s Unallocated Account, all right, title, risk and interest in and to the Bullion withdrawn shall pass at the Point of Delivery to the person to whom or to or for whose account such Bullion is transferred, delivered or collected.

4.5	Standing Instruction: We shall comply with the following instruction, which we acknowledge each Fund is giving to us for execution as a standing instruction:

As early as we can but in any event by the close of business (London time) on each Business Day, we will allocate to a Fund’s Allocated Account all of the Bullion that remains standing to the Fund’s credit in its Unallocated Account after the completion of any transfers made on that day pursuant to clause 4.1, provided that, if the overdraft facility between the Fund and us set forth in clause 4.7 is not in effect for any reason, we will so allocate an amount of Bullion such that the amount of Bullion that remains standing to the Fund’s credit in its Unallocated Account does not exceed 430 fine ounces.

In order to comply with the foregoing instruction, we agree to make available to each Fund an on demand overdraft facility as described in clause 4.7.

4.6	Physical withdrawal of entire Unallocated Account balance: If, when a Fund notifies us in connection with a physical withdrawal of Bullion from the Fund’s Unallocated Account under clause 4.4 that the Fund is withdrawing the entire balance in the Fund’s Unallocated Account (or when a physical withdrawal under clause 4.4 would, in our determination, result in the entire balance in the Fund’s Unallocated Account being withdrawn), the physical withdrawal instruction may not be effected by our selection of one or more whole bars of Bullion the combined fine weight of which does not exceed the balance of the Fund’s Unallocated Account that the Fund is withdrawing, then we will make available to the Fund in accordance with clause 4.4 the number of whole bars that can be accommodated under the Fund’s instruction, and will purchase for cash the remainder of the Bullion in a Fund’s Unallocated Account based on (i) the morning or afternoon LBMA Gold Price on the date you are withdrawing the Bullion physically or (ii) if there is no morning or afternoon LBMA Gold Price available for such withdrawal date, the next available morning or afternoon LBMA Gold Price following such withdrawal date.

4.7	Overdraft facility: We agree to make available to each Fund an on demand overdraft facility (the “Facility”) and, pursuant thereto, to advance to the Fund’s Unallocated Account from time to time such number of ounces of Precious Metal as may be needed in order for us to fully allocate all of the Bullion standing to the Fund’s credit in the Fund’s Unallocated Account (after repayment to us of any overdraft balance existing prior to such allocation as provided hereafter in this in clause 4.7) to the Fund’s Allocated Account pursuant to the standing instruction set forth in clause 4.5 hereof, provided that the maximum amount of Bullion that we will make available to a Fund pursuant to the Facility is 430 fine ounces. We shall not charge a Fund any fees, interest or costs in connection with the Facility. Any amount of Precious Metal advanced by us shall not create any right, charge, security interest, lien or claim against the Bullion held in a Fund’s Allocated Account. Without limiting our right to repayment as hereafter provided in clause 4.8, we will not have any right to set off against the Bullion held in a Fund’s Allocated Account or the Bullion standing to the Fund’s credit in the Fund’s Unallocated Account any claim or amount related to any amount of Precious Metal advanced by us. We shall identify on our books and records and in the reports we send to a Fund pursuant to clause 2.4 any overdraft balance in the Fund’s Unallocated Account as of the date of such reports, which shall be accepted as conclusive evidence of such balance, save in the case of manifest error.

4.8

Repayment of overdraft: Each Fund agrees that, on each Business Day, we may repay ourselves the amount of any overdraft from, and to the extent of, the positive balance of the Fund’s Unallocated Account determined taking into account all credits to and debits from the Fund’s Unallocated Account on such Business Day but prior to our execution of the standing instruction to allocate contained in clause 4.5. For avoidance of doubt, our right to repay ourselves may be illustrated by the following example: Prior to all transactions for the day, there is an overdraft in a Fund’s Unallocated Account in the amount of (400) fine ounces. In the course of the day, a Fund’s Unallocated Account receives 4,000 fine ounces in connection with deposits made by Participants, and 3,000 fine ounces are withdrawn to pay Participants in connection with redemptions. From the remaining 1,000 fine ounces, we are authorized to repay the overdraft of (400) fine ounces, leaving a balance of 600 fine ounces. In order to fully allocate this balance pursuant to the standing instruction contained in clause 4.5 and assuming two gold bars totaling 825 fine ounces were selected for the allocation, an additional 225 fine ounces are required to complete the allocation. Accordingly, we will make this amount available to the Fund pursuant to the Facility, resulting in an overdraft balance in the Fund’s Unallocated Account as of the close of the day of (225) fine ounces. In addition to the foregoing repayment provisions, we shall have the right to immediately repay ourselves the full amount of any overdraft existing at the time of a termination of this Agreement pursuant to clause 10.1 or in the event of, and prior to, a full withdrawal of the aggregate balance of the Bullion standing to the Fund’s credit in the Fund’s Allocated Account and the Fund’s Unallocated Account.

5.	INSTRUCTIONS

5.1	Trust representatives: We will act only on instructions given in accordance with this clause 5.1 and clause 11 and will not otherwise act on instructions given by any person claiming to have a beneficial interest in the Trust. Each Fund shall notify us promptly in writing of the names of the people who are authorized to give instructions on its behalf. Until we receive written notice to the contrary, we are entitled to assume that any of those people have full and unrestricted power to give us instructions on the Fund’s behalf. We are also entitled to rely on any instructions which are from, or which purport to emanate from, any person who appears to have such authority.

5.2	Amendments: Once given, instructions continue in full force and effect until we receive further instructions that they are cancelled, amended or superseded. We must receive an instruction cancelling, amending or superseding a prior instruction before the time the prior instruction is acted upon. Any instructions shall have effect only after actual receipt by us in accordance with clause 11 of this Agreement.

5.3	Unclear or ambiguous instructions: If, in our commercially reasonable opinion, any instructions are unclear or ambiguous, we shall use reasonable efforts (taking into account any relevant time constraints) to obtain clarification of those instructions but, failing that, we may in our absolute discretion and without any liability on our part, act upon what we believe in good faith such instructions to be or refuse to take any action or execute such instructions until any ambiguity or conflict has been resolved to our satisfaction.

5.4	Refusal to execute: We reserve the right to refuse to execute instructions if (i) in our commercially reasonable opinion they are or may be contrary to the Rules or any applicable law; or (ii), with respect to instructions relating to the full withdrawal of the aggregate balance of Bullion standing to your credit in your Allocated Account and your Unallocated Account, a negative balance is outstanding on your Unallocated Account. Any such refusal will be promptly notified to the Trust.

6.	CONFIDENTIALITY

6.1	Disclosure to others: Subject to clause 6.2, we shall treat as confidential and will not, without the Trust’s consent, disclose to any other person any transaction or other information we acquire about the Trust’s, a Fund’s or the Sponsor’s business pursuant to this Agreement. Subject to clause 6.2, the Trust shall treat as confidential and will not, without our consent, disclose to any other person any information that we provide to the Trust about us or our business pursuant to this Agreement and that we tell the Trust, at or before the time we provide it. we are providing to the Trust on a confidential basis. Notwithstanding the foregoing, nothing in this Agreement will prevent or condition the public or non-public filing with the U.S. Securities and Exchange Commission of a copy of this Agreement in connection with the registration of the public offering of its shares by the Trust.

6.2	Permitted disclosures: Each party accepts that from time to time the other party may be required by law or the Rules, or by a court proceeding or similar process, or requested by or required in connection with filings made with a government department or agency, fiscal body or regulatory or self-regulatory authority, to disclose information acquired under this Agreement. In the event that a party becomes compelled by law to disclose any such confidential information as described in the preceding sentence, such party shall, if permitted under applicable law and Rules, provide the other party with prompt written notice so that the other party may seek a protective order or other appropriate remedy. In addition, the disclosure of confidential information may be required by a party’s auditors, by its legal or other advisors or by a company which is in the same group of companies as a party (e.g., a subsidiary or holding company of a party). Subject to the agreement of the party to which information is disclosed to maintain it in confidence in accordance with clause 6.1, each party irrevocably authorizes the other to make such disclosures without further reference to such party.

7.	REPRESENTATIONS

7.1	Trust representations: The Trust represents and warrants to us that (such representations and warranties being deemed to be repeated on each occasion Bullion is credited to or debited from a Fund’s Unallocated Account under this Agreement):

(a)	the Trust is duly constituted and validly existing under the laws of its jurisdiction of constitution;

(b)	the Trust has all necessary authority, powers, consents, licenses and authorizations (which have not been revoked) and has taken all necessary action to enable it lawfully to enter into and perform its duties and obligations under this Agreement;

(c)	the person entering into this Agreement on the Trust’s behalf has been duly authorized to do so; and

(d)	this Agreement and the obligations created under it constitute the Trust’s legal and valid obligations which are binding upon the Trust and enforceable against the Trust in accordance with their terms (subject to applicable principles of equity) and do not and will not violate the terms of the Rules, any applicable laws or any order, charge or agreement by which the Trust is bound.

7.2	Our representations: We represent and warrant to the Trust that (such representations and warranties being deemed to be repeated on each occasion Bullion is credited to or debited from a Fund’s Unallocated Account under this Agreement):

(a)	we are a bank, duly organized under the laws of our country of organization as set forth above, and are regulated as such by that country’s government or any agency thereof;

(b)	the bank is duly constituted with all necessary authority, powers, consents, licenses and authorizations (which have not been revoked) and all necessary action has been taken to enable us lawfully to enter into and perform our duties and obligations under this Agreement;

(c)	the person entering into this Agreement on our behalf has been duly authorized to do so;

(d)	we are a member of the LBMA; and

(e)	this Agreement and the obligations created under it constitute our legal and valid obligations which are binding upon us and enforceable against us in accordance with their terms (subject to applicable principles of equity) and do not and will not violate the terms of the Rules, any applicable laws or any order, charge or agreement by which we are bound.

8.	EXPENSES

8.1	Fees: There will be no fees charged by us for the services provided by us under this Agreement.

8.2	Expenses: Pursuant to a separate written agreement between the Sponsor and us, the Sponsor has agreed to pay us on demand all ordinary and customary out-of-pocket costs, charges and expenses incurred by us in connection with the performance of our duties and obligations under this Agreement or otherwise in connection with the Bullion. A Fund will pay on demand, solely from and to the extent of the assets of the Fund, any other costs, charges and expenses (including any (i) relevant taxes charged to us, duties and other governmental charges, and (ii) indemnification claims payable by a Fund pursuant to clause 9.5) incurred by us in connection with the performance of our duties and obligations under this Agreement or otherwise in connection with any Unallocated Account that are not payable to us by the Sponsor under its separate written agreement with us. Additionally, a Fund will pay on demand, solely from and to the extent of the assets of the Fund, any amount of our ordinary and customary out-of-pocket costs, charges or expenses which the Sponsor has failed to pay pursuant to this clause 8.2.

8.3	Credit balances: No interest or other amount will be paid by us on any credit balance on an Unallocated Account unless otherwise agreed between a Fund and us.

8.4	Debit balances: A Fund is not entitled to overdraw an Unallocated Account except as provided under clause 4.7 or except to the extent that the Fund and we otherwise agree in writing. In the absence of such agreement and except as provided under clause 4.7, we shall not be obliged to carry out any instruction of a Fund which will cause any Unallocated Account to be overdrawn. If for any reason a Fund’s Unallocated Account is overdrawn other than as permitted under clause 4.7 or this clause 8.3, the Fund will be required to pay us interest on the debit balance at the rate agreed between the Fund and us or, if no such agreement exists, at such rate as we determine to be appropriate. The amount of such overdraft and any accrued interest will be repayable by the Fund on our demand. A Fund’s obligation to pay interest to us will continue until such overdraft is repaid by the Fund in full.

8.5	Default interest: If a Fund or the Sponsor, as the case may be, fails to pay us any amount when it is due, we reserve the right to charge the relevant party interest (both before and after any judgment) on any such unpaid amount calculated at a rate equal to 1% above the overnight London Interbank Offered Rate (LIBOR) for the currency in which the amount is due. Both overdraft and default interest will accrue on a daily basis and will be due and payable by the relevant party as a separate debt. In the event of any inconsistency between this Agreement and an overdraft facility agreement between a Fund and us, the terms of the overdraft facility shall govern.

9.	SCOPE OF RESPONSIBILITY

9.1	Exclusion of liability: We will use reasonable care in the performance of our duties under this Agreement and will only be responsible to a Fund for any loss or damage suffered by the Fund as a direct result of any negligence, fraud or willful default on our part in the performance of our duties, in which case our liability will not exceed the aggregate market value of the Account Balance at the time such negligence, fraud or willful default is discovered by us (such market value calculated using the nearest available morning or afternoon LBMA Gold Price following the occurrence of such negligence, fraud, or willful default), provided that we notify the Fund promptly after we discover such negligence, fraud or willful default. If we deliver from the Fund’s Unallocated Account Bullion that is not of the fine weight we have represented to the Fund, recovery by the Fund, to the extent such recovery is otherwise allowed, shall not be barred by the Fund’s delay in asserting a claim because of the failure to discover such loss or damage regardless of whether such loss or damage could or should have been discovered. We shall not in any event be liable for any consequential loss, or loss of profit or goodwill.

9.2	No duty or obligation: We are under no duty or obligation to make or take any special arrangements or precautions beyond those required by the Rules or as specifically set forth in this Agreement.

9.3	Trust liability: This Agreement is executed by or on behalf of the Trust with respect to each of the Funds and the obligations hereunder are not binding upon any of the trustees, officers or shareholders of the Trust individually. Separate and distinct records are maintained for each Fund and the assets associated with any such Fund are held and accounted for separately from the other assets of the Trust, or any other Fund of the Trust. We acknowledge that we are not entitled to use the assets of a particular Fund to discharge the debts, liabilities, obligations, and expenses of the Trust generally or any other Fund, and none of the debts, liabilities, obligations and expenses incurred, contracted for, or otherwise existing with respect to the Trust generally or any such other Fund shall be enforceable against the assets of that particular Fund. The Trust’s Declaration of Trust is on file with the Trust.

9.4	Force majeure: We shall not be liable to a Fund for any delay in performance, or for the non-performance, of any of our obligations under this Agreement by reason of any cause beyond our reasonable control. This includes any act of God or war or terrorism, any breakdown, malfunction or failure of, or in connection with, any transmission, clearing or settlement facilities, communication or computer facilities, any transport, port, or airport disruption, industrial action, acts and regulations and rules of any governmental or supra national bodies or authorities or relevant regulatory or self-regulatory organizations or failure of any such body, authority or relevant regulatory or self-regulatory organization to perform its obligations for any reason.

9.5	Indemnity: Each Fund, shall solely out of the assets of the Fund, indemnify and keep us and each of our directors, shareholders, officers, employees, agents, affiliates (as such term is defined in Regulation S-X adopted by the United States Securities and Exchange Commission under the United States federal Securities Act of 1933, as amended) and subsidiaries (us and each such person a “Custodian Indemnified Person” for purposes of this clause 9.5) indemnified (on an after tax basis) on demand against all costs and expenses, damages, liabilities and losses which any such Custodian Indemnified Person may suffer or incur, directly or indirectly, in connection with services provided to the Fund under this Agreement except to the extent that such sums are due directly to our negligence, willful default or fraud or that of such Custodian Indemnified Person.

9.6	Third Parties: Except with respect to the Trust and each Fund, which shall be considered beneficiaries of this entire Agreement, and the Sponsor, which shall be a beneficiary (as applicable) of clauses 2.6, 3.2 and 4.3, we do not owe any duty or obligation or have any liability towards any person who is not a party to this Agreement, and, other than the Sponsor and the Custodian Indemnified Persons, this Agreement does not confer a benefit on any person who is not a party to it. The parties to this Agreement do not intend that any term of this Agreement shall be enforceable by any person who is not a party to it, except for the Sponsor and the Custodian Indemnified Persons, and do intend that the Contracts (Rights of Third Parties) 1999 Act shall not apply to this Agreement. Nothing in this paragraph is intended to limit the obligations hereunder of any successor Trustee of the Trust or to limit the right of any successor Trustee of the Trust to enforce our obligations hereunder.

9.7	No Liens: We will not create any right, charge, security interest, lien or claim against the Bullion, except those in our favor arising under this Agreement or under the Allocated Bullion Account Agreement, and we will not loan, hypothecate, pledge or otherwise encumber any Bullion except pursuant to a Fund’s instructions. Notwithstanding the foregoing sentence, we will not create any right, charge, security interest, lien or claim against the Bullion with respect to the payment or non-payment by the Sponsor of our fees pursuant to clause 10.1 of the Allocated Bullion Account Agreement.

9.8	Other Activities: We and any of our affiliates may act as a Participant or own or hold Precious Metal or shares issued by a Fund or both and may deal with them in any manner, including acting as underwriter for the shares, with the same rights and powers as if we were not a party to this Agreement.

10.	TERMINATION

10.1	Termination by the Trust: This Agreement may be terminated by the Trust, with respect to one or more Funds:

(i)	by giving not less than 90 Business Days’ written notice to us; or

(ii)	immediately by written notice in the event the Trust has determined in its commercially reasonable opinion the existence of the presentation of a winding-up order, bankruptcy or analogous event in relation to us.

Any such notice given by the Trust, on behalf of a Fund must specify:

(a)	the date on which the termination will take effect;

(b)	the person to whom each Account Balance which is a credit balance is to be transferred; and

(c)	all other necessary arrangements for the transfer or repayment, as the case may be, of each Account Balance.

10.2	Termination by Us: This Agreement may be terminated by us, with respect to one or more Funds:

(i)	by giving not less than 90 Business Days’ written notice to the Trust; or

(ii)	immediately by written notice in the event we have determined in our commercially reasonable opinion the existence of the presentation of a winding- up order, bankruptcy or analogous event in relation to the Trust; or

(iii)	by us immediately by written notice to a Fund upon a Fund’s failure to cure any failure to transfer Precious Metal or repay any sum due by a Fund to us in connection with the Facility within 30 Business Days from the date of receipt of written notice from us (which notice shall describe such failure to transfer or repay in reasonable detail).

10.3	Effect of Termination. Termination of this Agreement with respect to the coverage of any one Fund shall in no way affect the rights and duties under this Agreement with respect to any other Fund.

10.4	Redelivery arrangements: Following any termination of this Agreement, if the Trust does not make arrangements acceptable to us for the transfer or repayment, as the case may be, of any Account Balance, we may continue to maintain any Fund’s Unallocated Account, in which case we will continue to charge any expenses payable under clause 8. If the Trust has not made arrangements acceptable to us for the transfer or repayment of any Account Balance within 6 months of the date specified in the termination notice as the date on which the termination will take effect, we will be entitled to close each Unallocated Account and account to the applicable Fund for the proceeds after deducting any amounts due to us under this Agreement.

10.5	Existing rights: Termination shall not affect rights and obligations then outstanding under this Agreement, which rights and obligations shall continue to be governed by this Agreement until all obligations have been fully performed.

11.	NOTICES

11.1	Form: Subject to clause 11.5, any notice, notification, instruction or other communication under or in connection with this Agreement shall be given in writing. References to writing include electronic transmissions that are of the kind specified in clause 11.2.

11.2	Method of transmission: Any notice, notification, instruction or other communication required to be in writing may be delivered personally or sent by first class post, pre-paid recorded delivery (or air mail if overseas), authenticated electronic transmission (including tested telex and authenticated SWIFT) or such other electronic transmission as the parties may from time to time agree to the party due to receive the notice, notification, instruction or communication, at its address, number or destination set out in this Agreement or another address, number or destination specified by that party by written notice to the other.

11.3	Deemed receipt on notice: A notice, notification, instruction or other communication under or in connection with this Agreement will be deemed received only if actually received or delivered.

11.4	Recording of calls: We may record telephone conversations without use of a warning tone. Such recordings will be our sole property and accepted by the Trust as evidence of the orders or instructions given that are permitted to be given orally under this Agreement.

11.5	Instructions Relating to Bullion: All notices, notifications, instructions and other communications relating to the movement of Bullion in relation to a Fund’s Unallocated Account shall be by way of authenticated electronic transmission (including tested telex and authenticated SWIFT), and shall be addressed to:

Precious Metals Operations

HSBC Bank Plc

8 Canada Square

London E14 5HQ

Tested Telex: 889217 RNB

SWIFT: BLIC GB2L

12.	GENERAL

12.1	No advice: We are under no duty or obligation under this Agreement to provide the Trust or any Fund with investment advice. The Trust and each Fund has relied upon its own judgment in asking us to open and maintain the Unallocated Accounts, and we shall not owe to the Trust or any Fund any duty to exercise any judgment on its behalf as to the merits or suitability of any transfer into, or withdrawals from, a Fund’s Unallocated Account.

12.2	Rights and remedies: Our rights under this Agreement are in addition to, and independent of, any other rights which we may have at any time in relation to the Account Balance, except that we will not have any right to set-off against any account we maintain or property that we hold for a Fund under this Agreement any claim or amount that we may have against the Fund or that may be owing to us other than pursuant to this Agreement, no matter how that claim or amount arose.

12.3	Addition of parties: Additional series of the Trust (each a “New Fund”) may from time to time become parties to this Agreement by (A) delivery to us of (i) an instrument of adherence agreeing to become bound by and party to this Agreement executed by the Trust on behalf of such New Fund, and (ii) an amendment and restatement of Schedule A setting forth the New Fund, and (B) upon receipt of the foregoing documents, we may agree in writing to the addition of such New Fund, which agreement shall not be unreasonably withheld.

12.4	Assignment: This Agreement is for the benefit of and binding upon each party and their respective successors and assigns. Except as otherwise provided herein, this Agreement may not be assigned by either party without the written consent of the other party.

12.5	Amendments: Any amendment to this Agreement must be agreed in writing and be signed by each party to the Agreement. Unless otherwise agreed, an amendment will not affect any legal rights or obligations which may already have arisen.

12.6	Partial invalidity: If any of the clauses (or part of a clause) of this Agreement becomes invalid or unenforceable in any way under the Rules or any law, the validity of the remaining clauses (or part of a clause) will not in any way be affected or impaired.

12.7	Entire agreement: This document and the Allocated Bullion Account Agreement represents our entire agreement, and supersedes any previous agreements between the parties, relating to the subject matter of this Agreement.

12.8	Counterparts: This Agreement may be executed in any number of counterparts, each of which when executed and delivered is an original, but all the counterparts together constitute the same agreement.

12.9	Business Days: If any obligation of a party falls due to be performed on a day which is not a Business Day in respect of the Unallocated Account in question, then the relevant obligations shall be performed on the next succeeding Business Day applicable to such account.

12.10	Processing of account entries: Except for physical withdrawals as to which transfer of ownership is determined at the Point of Delivery, records of (i) all deposits to and withdrawals from an Allocated Account and all debits and credits to an Unallocated Account which, pursuant to instructions given in accordance with this Agreement and the Allocated Bullion Account Agreement, occur on a Business Day and (ii) all end of Business Day account balances in such Allocated Account and such Unallocated Account are prepared overnight as at the close of our business (usually 4:00 p.m. London time) on that Business Day. For avoidance of doubt, the foregoing sentence is illustrated by the following examples, which are not intended to create any separate obligations on our part:

Reports of a transfer of Precious Metal from a Third Party Unallocated Account for credit to a Fund’s Unallocated Account on a Business Day and a debit of Bullion from the Fund’s Unallocated Account for credit to the Fund’s Allocated Account on that Business Day pursuant to the standing instruction contained in the Unallocated Bullion Account Agreement and of the balances in the Fund’s Allocated Account and the Fund’s Unallocated Account for that Business Day shall be prepared overnight as at the close of our business on that Business Day.

Reports of a transfer of Bullion which we debit from a Fund’s Allocated Account for credit to the Fund’s Unallocated Account on a Business Day and a transfer of Bullion which we debit from the Fund’s Unallocated Account for credit to a Third Party Unallocated Account on that Business Day and of the balances in the Fund’s Allocated Account and Unallocated Account for that Business Day shall be prepared overnight as at the close of our business on that Business Day.

When a Fund instructs us to debit Bullion from the Fund’s Allocated Account for credit to the Fund’s Unallocated Account and directs us to execute such instruction on the same Business Day as and in connection with one or more instructions that the Fund gives to us to debit Bullion from the Fund’s Unallocated Account, we will use commercially reasonable efforts to execute the instructions in a manner that minimizes the time the Bullion to be debited from the Fund’s Allocated Account stands to the Fund’s credit in its Unallocated Account, save that we shall not be responsible for any delay caused by late, incorrect or garbled instructions or information from the Fund or any third party.

12.11	Maintenance of this Agreement: Concurrently with this Agreement, the parties are entering into the Allocated Bullion Account Agreement. That agreement shall remain in effect as long as this Agreement remains in effect, and if that agreement is terminated, this Agreement terminates with immediate effect.

12.12	Prior Agreements: The Agreement supersedes and replaces any prior existing agreement between the parties relating to the same subject matter.

12.13	Cooperation: During the term of this Agreement, each party will cooperate with the other and make available to the other upon reasonable request any information or documents necessary to insure that each party’s respective books and records are accurate and current.

13.	GOVERNING LAW AND JURISDICTION

13.1	Governing law: This Agreement and any issues or disputes arising out of or in connection with it (whether such disputes are contractual or non-contractual in nature, such as claims in tort, for breach of statute or regulation or otherwise) are governed by, and will be construed in accordance with, English law.

13.2	Jurisdiction: The parties agree that the courts of the State of New York, in the United States of America, and the United States federal court located in the Borough of Manhattan in such state are to have jurisdiction to settle any disputes or claims which may arise out of or in connection with this Agreement and, for these purposes each party irrevocably submits to the non-exclusive jurisdiction of such courts, waives any claim of forum non conveniens and any objections to the laying of venue, and further waives any personal service.

13.3	Waiver of immunity: To the extent that a party may in any jurisdiction claim for itself or for its assets any immunity from suit, judgment, enforcement or otherwise howsoever, the party agrees not to claim and irrevocably waives any such immunity to which it would otherwise be entitled (whether on grounds of sovereignty or otherwise) to the full extent permitted by the laws of such jurisdiction.

13.4	Service of process: Process by which any proceedings are begun may be served by being delivered to the addresses specified below. This does not affect the right of either of us to serve process in another manner permitted by law.

Our address for service of process:	Your address for service of process

HSBC Bank Plc	World Currency Gold Trust
8 Canada Square	c/o WGC USA Asset Management
London, E14 5HQ, United Kingdom Attention: Precious Metals Department Legal Department	Company, LLC 685 Third Avenue, 27th Floor New York, NY 10017 Attention: General Counsel

EXECUTED by the parties as follows

Signed on behalf of

HSBC BANK PLC

By:	/s/ JILLIAN MELTON
Name: JILLIAN MELTON
Title: AUTHORISED SIGNATORY 27/10/16
Signed on behalf of
WORLD CURRENCY GOLD TRUST,
On behalf of each of its series listed on Schedule A, attached hereto

By:	/s/ Gregory S. Collett
	Name:	Gregory S. Collett
	Title:	Principal Executive Officer*

*	Authorized to sign on behalf of the Trust in this capacity since an officer of the Trust’s sponsor

Schedule A

Name of Fund (each a series of the Trust)

1. SPDR® Long Dollar Gold Trust

2. Euro Gold Fund